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CHEMBIO STRENGTHENS QUALITY AND REGULATORY TEAM

Dr. David Gates appointed as Vice President of
Regulatory Affairs, Quality Assurance and Quality Control

Medford, NY - November 29, 2004 - Chembio Diagnostics, Inc. announced today a restructure that adds key capabilities and depth to its regulatory affairs, quality assurance and quality control organization. Initiated by recently appointed Dr. David Gates, Vice President of Regulatory Affairs, Quality Assurance and Quality Control, these changes reflect the company’s commitment to establishing a first class regulatory organization.

“Chembio is delighted to have appointed a seasoned executive to manage this crucial area. Under his leadership, we have also established full time positions in our Quality Assurance and Quality Control department,” commented Lawrence A. Siebert, Chembio’s President and CEO. “The company has worked hard to bolster this crucial aspect of our operation as we prepare for our HIV, Mad Cow and other regulatory submissions.”

As an initial step last year, Chembio engaged New World Regulatory Solutions, Inc. and a former senior official from the USDA as part-time consultants to the company. The recent appointment of Dr. Gates further strengthens Chembio’s internal team by offering day-to-day operating expertise onsite, while retaining access to its existing third party consulting team when needed.

Dr. Gates joined Chembio in August 2004. His background includes almost 20 years of in-vitro diagnostic and medical device experience in R&D, process development, regulatory affairs and quality management. During that time, he has held vice president level positions at Metrigenix, director level positions in quality management and regulatory compliance at BD Diagnostic Systems and a broad range of senior management positions at Difco Laboratories. Dr. Gates earned his Regulatory Affairs Certification in 1991 and served as an Industrial Representative to the FDA Microbiology Advisory Panel from 1996 to 2000. He has a Ph.D from the University of Tennessee in Microbiology. Dr. Gates also held a post-doctoral fellowship at the State University of New York at Stony Brook in Molecular/Cellular Biology.

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About Chembio Diagnostics, Inc.

Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid test products for various infectious diseases including HIV, Tuberculosis and Mad Cow Disease. As part of Chembio’s strategy to provide its HIV rapid tests to millions of people worldwide through governmental and non-governmental agencies and through selected distributors and strategic partners, Chembio Diagnostics, Inc. (through its subsidiary Chembio Diagnostic Systems Inc.) has recently participated in numerous evaluations of its HIV rapid tests with leading agencies and companies around the world. Chembio is currently completing clinical trials in the United States for two of its HIV rapid tests, Sure Check and HIV Stat-Pak, in support of a planned submission to the FDA for US regulatory approval, which is anticipated in 2005. Chembio signed a technology transfer agreement with the Oswaldo Cruz Institute in February 2004 for one of its HIV tests and is a supplier to Prionics AG for a new rapid test for Mad Cow Disease that has been developed and is awaiting regulatory clearance in Europe. Chembio’s headquarters are located at 3661 Horseblock Road, Medford, NY 11763. Chembio’s telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at http://www.chembio.com.

About New World Regulatory Solutions

New World Regulatory Solutions, Inc. was founded in 2002 with the mission of helping domestic and international companies gain regulatory approval for innovative medical devices. Headed by Maureen Garner, MS, MT (ASCP) the company’s team of professionals offers decades of collective experience spanning regulatory affairs, FDA and ISO compliant quality systems, clinical trials management, product development and technical and scientific affairs. Maureen can be contacted at (732) 929-4803 or info@soop.us. Additional information is available at http://www.soop.us.

Forward Looking Statements

This release contains forward-looking statements regarding Chembio’s future plans and expected performance that are based on assumptions and expectations that Chembio believes are reasonable. A number of risks, uncertainties and other factors could cause any of the assumptions and expectations to be incorrect and could cause actual results to differ materially from those reflected in the forward-looking statements. Some of these risks, uncertainties and other factors include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers, our ability to maintain commercially feasible margins given significant competition, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Chembio undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks described in other documents that Chembio files from time to time with the Securities and Exchange Commission, including its Registration Statement on Form SB-2, a copy of which is located at www.sec.gov.